Exhibit 3.3

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND

LIMITATIONS OF SERIES D CONVERTIBLE PREFERRED STOCK OF TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

I, John Mercadante, hereby certify that I am the Chief Executive Officer of Transportation and Logistics Systems, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation (the “Articles of Incorporation), the Board on July 14, 2020 adopted the following resolutions creating a series of shares of preferred stock designated as Series D Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board hereby designates the Series D Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Series D Convertible Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 1,250,000 shares, with a stated value of $6.00 per share (the “Stated Value”), as Series D Convertible Preferred Stock (the “Series D”) which shall have the following designations, rights and preferences:

1.       Redemption. The shares of the Series D are not redeemable.

2.       Voting Rights. The Holders of shares of Series D (the “Holders”) shall not have any voting rights.

3.       Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive out of assets of the Corporation legally available therefor (i) an amount per share equal to the Stated Value of cash and/or other property received by the Corporation pursuant to such liquidation, dissolution or winding up, and (ii) the same amount that a holder of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) would receive on an as-converted basis (without regard to the Beneficial Ownership Limitation or any other conversion limitations hereunder), subject in each case only to the liquidation rights of the holders of the Series B Preferred Stock of the Corporation currently issued and outstanding. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

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4.       Participation Rights.

(a)       From the date that shares of the Series D are first issued to a Holder (the “Initial Issuance Date”) until the date that is the 12 month anniversary of the Initial Issuance Date, upon any issuance by the Corporation or any of its subsidiaries of Common Stock or securities which would entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”), for cash consideration, indebtedness or a combination of the foregoing in a transaction exempt from registration under the Securities Act of 1933 (a “Subsequent Financing”), the Holders on a pro rata basis based on the number of shares of Series D held by them shall have the right to participate in up to an amount of the Subsequent Financing equal to 25% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. At least 10 Trading Days (as defined in Section 7) prior to the closing of the Subsequent Financing, the Corporation shall deliver to each Holder a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Holder, and only upon a request by such Holder, for a Subsequent Financing Notice, the Corporation shall promptly, but no later than one Trading Day after such request, deliver a Subsequent Financing Notice to such Holder. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the nature of the person or persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment. At least two Trading Days prior to sending the Pre-Notices, the Corporation shall provide the Holders with the consent attached as Exhibit B (the “Consent”). No Pre-Notices or Subsequent Financing Notices will be sent to any Holders who do not return to the Corporation executed Consents prior to the distribution of the Pre-Notices.

(b)       Any Holder desiring to participate in such Subsequent Financing must provide written notice to the Corporation by not later than 5:30 p.m. (New York City time) on the fifth Trading Day after all of the Holders that returned to the Corporation executed Consents have received the Pre-Notice that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder’s participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Corporation receives no such notice from a Holder as of such fifth Trading Day, such Holder shall be deemed to have notified the Corporation that it does not elect to participate. For the purposes of this Section 4, a Holder shall be deemed to have received a Consent, Pre Notice or Subsequent Financing Notice, as applicable, upon the earlier of actual receipt or (a) personal delivery to the Holder to be notified, (b) when sent, if sent by electronic mail during normal business hours of the Holder, and if not sent during normal business hours, then on the Holder’s next business day, or (c) one (1) Trading Day after the Trading Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

(c)       If by 5:30 p.m. (New York City time) on the fifth Trading Day after all of the Holders that returned to the Corporation executed Consents have received the Pre-Notice, notifications by the Holders of their willingness to participate in the Subsequent Financing is, in the aggregate, less than the total amount of the Participation Maximum, then the Corporation may effect the remaining portion of such Subsequent Financing on the terms and with the persons set forth in the Subsequent Financing Notice.

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(d)       If by 5:30 p.m. (New York City time) on the fifth Trading Day after all of the Holders that returned to the Corporation executed Consents have received the Pre-Notice, the Corporation receives responses to a Subsequent Financing Notice from Holders seeking to purchase more than the aggregate amount of the Participation Maximum, each such Holder shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. “Pro Rata Portion” means the ratio of (x) the number of shares of Series D held by such Holder participating under this Section 4(d) and (y) the sum of the aggregate shares of Series D held by all the Holders participating under this Section 4(d).

(e)       The Corporation must provide the Holders with a second Subsequent Financing Notice, and the Holders will again have the right of participation set forth above in this Section 4, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 30 Trading Days after the date of the initial Subsequent Financing Notice.

(f)       The Corporation and each Holder agree that if any Holder elects to participate in a Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of the Series D or shares of Common Stock issuable upon conversion of the Series D, or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Certificate of Designation, without the prior written consent of such Holder.

(g)       Notwithstanding anything to the contrary in this Section 4 and unless otherwise agreed to by such Holder, the Corporation shall either confirm in writing to such Holder that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the end of the 30th Trading Day following delivery of the Subsequent Financing Notice. If by such 30th Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Holder, such transaction shall be deemed to have been abandoned and such Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation or any of its subsidiaries relating to the Subsequent Financing.

(h)       Notwithstanding the foregoing, this Section 4 shall not apply in respect of (i) an Exempt Issuance or (ii) in a transaction involving the public offering of the Corporation’s securities. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation, in an aggregate amount not to exceed 10% of shares of Common Stock outstanding pursuant to any stock or option plan duly adopted for such purpose by the Board, (b) securities issuable upon the exercise or exchange of or conversion of the Series D and/or other securities issuable pursuant to existing agreements, exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Initial Issuance Date, provided that such securities have not been amended since the Initial Issuance Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock dividends, stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors of the Corporation, provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, or (d) securities issued for bona fide services provided to the Corporation not for the purpose of raising capital or to an entity whose primary business is investing in securities.

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5.       Remedies, Characterizations. Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation, Preferences, Rights and Limitations (“Certificate of Designation”), shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

6.       Conversion. Each share of Series D shall be convertible into 1,000 shares of Common Stock (the “Conversion Ratio”). At the option of the Holder, the Series D may be converted into Common Stock based upon the Conversion Ratio without exceeding the Beneficial Ownership Limitation (as defined below). The Common Stock shall be validly issued, fully paid and non-assessable.

7.       Conversion Limitations. The Corporation shall not affect any conversion of the Series D, and a Holder shall not have the right to convert such Series D, to the extent that after giving effect to the proposed conversion, the Holder (together with the Holder’s affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series D owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7 applies, the determination of whether any Series D is convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether the Series D may be converted, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Series D held by the Holder. The Holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series D held by the Holder and the Beneficial Ownership Limitation provisions of this Section 7 shall continue to apply. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 7 shall apply to a successor Holder of the Series D. For the purposes of this Certificate of Designation, the term “Trading Day” shall mean any day on which the Common Stock is eligible to be traded on the securities exchange or market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

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8.       Stock Dividends and Stock Splits. If the Corporation, at any time while any Series D shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be adjusted proportionately. Any adjustment made pursuant to this Section 8 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

9.       Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation including by the filing of any Certificate of Designation (however such document is named), bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

10.     Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, without first obtaining the written consent of at least a majority of the outstanding Series D, the Corporation shall not:

(a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series D, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series D in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of Series D; (c) issue any Series D, other than to the permitted recipients set forth on Exhibit B; or (d) without limiting any provision hereunder, whether or not prohibited by the terms of the Series D, circumvent a right of the Series D.

11.     Amendment. Except for the conversion limitations set forth in Section 7 of this Certificate of Designation, as otherwise set forth in Section 10 of this Certificate of Designation and as otherwise required by law, this Certificate of Designation may be amended by the written consent or affirmative vote of at least a majority of the outstanding Series D.

12.     Waiver. Except for the conversion limitations set forth in Section 7 of this Certificate of Designation and as otherwise set forth in Section 10 of this Certificate of Designation, any of the rights, powers, preferences, privileges, restrictions, qualifications, limitations and other terms of the Series D set forth herein may be waived on behalf of all holders of Series D by the written consent or affirmative vote of at least a majority of the outstanding Series D.

13.     Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Executive Officer as of this 20th day July, 2020.

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:	/s/ John Mercadante
Name:	John Mercadante
Title:	Chairman and CEO

Exhibit A

Form of Information Consent

Transportation and Logistics Systems, Inc. (the “Corporation”) has information or notice of a proposed event (collectively, the “Information”) that it is either required to provide you pursuant to its Certificate of Designation, Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Certificate of Designation”) or believes that you would be interested in obtaining.

If the Corporation is required to provide this Information to you under the Certificate of Designation, you acknowledge that receipt of this Information may restrict you from trading in the Company’s securities until this Information is made public.

If the Corporation is not required to provide this Information to you under the Certificate of Designation, you acknowledge that this may restrict you from trading in the Corporation’s securities until this Information is made public in accordance with the Certificate of Designation.

Please respond in writing if you do or do not want to be provided with the Information. If the Corporation does not receive your response within three business days, we will have the right to assume that you have chosen not to receive the Information and, if applicable, waived your right to any subsequent offering rights provided for under Section 4 of the Certificate of Designation that require notice, for which this Information (including notice) is being given.

Please sign below and check the appropriate box below.

Sincerely,

TRANSPORTATION AND LOGISTICS, INC.

By:

Name:

Title:	Chief Executive Officer

[ ] Yes. Please provide we with the Information

[ ] No. Do not provide me with the Information

Exhibit B

Permitted Recipients of Series D Convertible Preferred Stock

The following shall be permitted recipients of Series D Convertible Preferred Stock:

Any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind who now or hereafter holds either or both of the following securities of Transportation and Logistics Systems, Inc., originally issued on August 30, 2019:

(i) original issue discount senior secured convertible notes; and

(ii) common stock purchase warrants.